Exhibit 4.5

Description of Great Elm Capital Group, Inc.’s Securities

As of September 27, 2019, Great Elm Capital Group, Inc. has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) our common stock, (ii) our preferred stock purchase rights and (iii) our units.

The following is a summary description of such securities and does not purport to be complete.  For a complete description of the terms and provisions of such securities, refer to our Amended and Restated Certificate of Incorporation (our Charter), Amended and Restated Bylaws (our Bylaws) and Rights Agreement (as defined below).  This summary description is qualified in its entirety by reference to these documents, each of which is included as an exhibit to the Annual Report on Form 10-K to which this exhibit is a part.

Authorized Capital Stock

Pursuant to our Charter, our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting and Other Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our stockholders, including the election of directors.  Our Charter and our Bylaws do not provide for cumulative voting rights.  Because of this, the holders of a majority of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors (our Board) out of legally available funds.

Liquidation, Redemption and Preemptive Rights

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.  Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock.  The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “GEC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Pursuant to our Charter, our Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or the Nasdaq Stock Market rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.

The Delaware General Corporation Law (the DGCL) provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Charter if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be.  This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.  Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Delaware Anti-Takeover Law and Provisions of our Charter and our Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL.  Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

▪

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

▪

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

▪

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

▪	any merger or consolidation involving the corporation and the interested stockholder;
▪	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
▪	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
▪	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Charter and Bylaws

Provisions of our Charter and our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests.  Therefore, these provisions could adversely affect the price of our common stock.  Among other things, our Charter and our Bylaws:

▪	permit our Board to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
▪	provide that the authorized number of directors may be fixed from time to time by a bylaw or amendment or by one or more resolutions duly adopted by our Board;
▪

provide that any vacancies resulting from death, resignation, disqualification, removal, or other causes, as well as newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum or vote of the holders of a majority of the voting power of the then-outstanding shares;

▪	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
▪

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and provide that special meetings of our stockholders may be called only by our Board; and

▪

restricts any direct or indirect transfer (such as transfers of our stock that result from the transfer of interests in other entities that own our stock) if the effect would be to (a) increase the direct or indirect ownership of our stock by any Person (as defined below) from less than 4.99% to 4.99% or more; or (b) increase the percentage of our common stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of our common stock.

“Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation §1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

Restricted transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our common stock would exceed the 4.99% thresholds discussed above or to Persons whose direct or indirect ownership of our common stock would by attribution cause another Person to exceed such threshold.  Complicated common stock ownership rules prescribed by the Internal Revenue Code of 1986, as amended (the Code), and regulations issued thereunder, will apply in determining whether a Person is a 4.99% stockholder under the transfer restriction in our Charter.  A transfer from one member of a “public group” (as that term is defined under Section 382 of the Code) to another member of the same public group does not increase the percentage of our common stock owned directly or indirectly by the public group, and, therefore, such transfers are not restricted.

For purposes of determining the existence and identity of, and the amount of our common stock owned by, any stockholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to our actual knowledge of the ownership of our common stock.  Our Charter includes our right to require a proposed transferee, as a condition to registration of a transfer of our common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our common stock.

Any of these provisions may be amended by a majority of our Board.

Preferred Stock Purchase Rights and Units

Stockholders’ Rights Agreement

On January 28, 2018, our Board adopted a Stockholders’ Rights Agreement (the Rights Agreement) to replace the then-existing Tax Benefits Preservation Agreement, which expired on January 29, 2018.

Description of Rights Plan

The Rights Agreement is designed to preserve our tax assets and to prevent a person or group from acquiring more than 9.9% of our outstanding capital stock without negotiating with our Board.  The possibility of a person or group exerting influence over our Board or business from a minority investment position could harm our ability to create long-term value for all stockholders.

Rights Dividend

Pursuant to the Rights Agreement, our Board declared a dividend distribution of one preferred stock purchase right (a Right) for each outstanding share of our common stock to stockholders of record as of the close of business on January 29, 2018 (the Record Date).  In addition, one Right will automatically attach to each share of common stock issued between the Record Date and the Distribution Date (defined below).  Each Right entitles the registered holder thereof to purchase a unit consisting of one ten-thousandth of a share (a Unit) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (the Series A Preferred Stock), at a cash exercise price of $15.00 per Unit (the Exercise Price), subject to adjustment, under certain conditions specified in the Rights Agreement and summarized below.

Distribution Date

Initially, the Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the Record Date.  The Rights will separate from the common stock and will become exercisable upon the earlier of:

▪

the close of business on the tenth business day following the first public announcement that a person or group of affiliated or associated persons (an Acquiring Person) has acquired beneficial ownership (as defined in the Rights Agreement using definitions from the Code and the rules and regulations thereunder) of 4.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder;

▪

the close of business on the tenth business day following the first public announcement that an Acquiring Person has acquired beneficial ownership (as defined under the Rights Agreement using definitions from the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations thereunder) of 9.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder (the date of announcement under this or the preceding bullet, the Stock Acquisition Date); or

▪

the close of business on the tenth business day (or such later day as the Independent Directors (as defined in the Rights Agreement) may determine) following the commencement of a tender offer or exchange offer that could result, upon its consummation, in a person or group becoming the beneficial owner of 4.99% (using the tax definitions) or 9.99% (using the Exchange Act definitions) or more of the outstanding shares of common stock (the earlier of such dates being herein referred to as the Distribution Date).

Notwithstanding the foregoing, with respect to any person:

▪	who beneficially owns using the tax definitions 4.99% or more of the outstanding shares of common stock as of the Record Date; or
▪

who beneficially owns using the Exchange Act definitions 9.99% or more of the outstanding shares of common stock as of the record date (such persons being referred to in the Rights Agreement as a Grandfathered Person),

the Distribution Date will not occur unless such Grandfathered Person has acquired beneficial ownership of shares of common stock representing an additional 1/2% of the outstanding shares of common stock beneficially owned as of the Record Date, for any other Grandfathered Person not listed on Schedule A of the Rights Agreement (the Grandfathered Percentage).

Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights):

▪	the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;
▪	new common stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference; and
▪	the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

As soon as practicable after the Distribution Date, one or more certificates evidencing one Right for each share of common stock held by us, subject to adjustment as provided herein (the Right Certificates) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights.  Except as otherwise determined by the Independent Directors, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

Process for Potential Exemption

Any person who wishes to effect any acquisition of shares of common stock that would, if consummated, result in such person

▪	beneficially owning (using the tax definitions) more than 4.99% of the outstanding shares of common stock;

▪	beneficially owning (using the Exchange Act definitions) more than 9.99% of the outstanding shares of common stock; or
▪	a Grandfathered Person beneficially owning more than the Grandfathered Percentage,

may request that our Independent Directors grant an exemption with respect to such acquisition under the Rights Agreement.  Our Independent Directors may deny such an exemption request if they determine, in their sole discretion, that the acquisition of beneficial ownership of common stock by such person could jeopardize or endanger the availability to us of the net operating losses or for whatever other reason they deem reasonable, desirable or appropriate.  Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the person agree that it will not acquire beneficial ownership of shares of common stock in excess of the maximum number and percentage of shares approved by our Independent Directors or that it will not request another exemption).

Subscription and Merger Rights

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of Units of Series A Preferred Stock, that number of shares of our common stock (or, in certain circumstances, including if there are insufficient shares of common stock to permit the exercise in full of the Rights, Units of Series A Preferred Stock, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price of the Right (such right being referred to as the Subscription Right).  If, at any time following the Stock Acquisition Date:

▪	we consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation;
▪

any person consolidates with us or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

▪	50% or more of our assets or earning power is sold, mortgaged or otherwise transferred,

each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the Exercise Price of the Right (the Merger Right).

The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right.  Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Rights Agreement) become null and void.

Until a Right is exercised, the holder will have no rights as a stockholder of our company (beyond those as an existing stockholder), including the right to vote or to receive dividends.  While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units, other securities of ours, other consideration or for common stock of an acquiring company.

Exchange Feature

At any time after a person becomes an Acquiring Person, our Independent Directors may, at their option, exchange all or any part of the then outstanding and exercisable Rights for shares of common stock or Units at an exchange ratio specified in the Rights Agreement.  Notwithstanding the foregoing, our Independent Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our common stock.

Adjustments

The Exercise Price payable, and the number of Units or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution

▪	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;
▪

if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock; or

▪

upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price.  We are not obligated to issue fractional Units.  If we elect not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Redemption

The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by our Independent Directors) by our Independent Directors only until the earlier of (i) 10 days after any person becomes an Acquiring Person or (ii) the expiration date of the Rights Agreement.  Immediately upon the action of our Independent Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

Amendment

Our Independent Directors in their sole discretion at any time prior to the time at which any person becomes an Acquiring Person may amend the Rights Agreement.  After such time our Independent Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

Expiration Date

The Rights are not exercisable until the Distribution Date and will expire at the earlier of:

▪	the time when the Rights are redeemed as provided therein;
▪	the time when the Rights are exchanged as provided therein;
▪	the repeal of Section 382 of the Code if our Independent Directors determine that the Rights Agreement is no longer necessary for the preservation of Tax Benefits (as defined in the Rights Agreement);
▪	the beginning of our taxable year to which our Board determines that no Tax Benefits may be carried forward; or
▪	the close of business on January 29, 2028.